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                                                                     EXHIBIT 5.1


                         [COOLEY GODWARD LLP LETTERHEAD]


July 2, 2002


Documentum, Inc.
6801 Koll Center Parkway
Pleasanton, CA 94566

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Documentum, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission pursuant to which the Company is registering under the Securities Act of 1933, as amended, the resale by the holders thereof of a total of $125,000,000 principal amount of 4 1/2% Senior Convertible Notes due April 1, 2007 (the "Notes") and the shares of common stock issuable upon conversion thereof (the "Shares"). The Notes were issued pursuant to the Indenture dated April 5, 2002 between the Company and Wilmington Trust Company (the "Indenture").

In connection with this opinion, we have examined copies of the Indenture, the Notes and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Except with respect to our opinion as to the Notes constituting valid and binding obligations, which is provided solely with respect to the laws of the State of New York, our opinion is expressed only with respect to the federal laws of the United States of America, the laws of the State of California and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, we are of the opinion that (i) the Notes constitute valid and binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws of general application relating to or affecting creditors' rights, by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and (ii) following the issuance upon conversion of the Notes in accordance with their terms, the Shares will be validly issued, fully paid and nonassessable.


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Documentum, Inc.
July 2, 2002
Page Two


We consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward LLP

By:  /s/ James F. Fulton
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         James F. Fulton